Filed Pursuant to Rule 424(b)(3)
Registration No. 333-142182
PROSPECTUS SUPPLEMENT NO. 2
TO PROSPECTUS DATED April 18, 2007
NUANCE COMMUNICATIONS, INC.
522,884 SHARES
COMMON STOCK
     This Prospectus Supplement supplements the Prospectus dated April 18, 2007, as amended and supplemented from time to time, of Nuance Communications, Inc. (“Nuance”) relating to the offer and sale from time to time by certain selling stockholders of Nuance common stock (the “Prospectus”). Nuance will not receive any proceeds from the sale or transfer of the common stock by the selling stockholders.
     This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus. This Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus.

     Investing in our common stock involves risks. See “Risk Factors” beginning on page 4 of the Prospectus dated April 18, 2007.
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is July 25, 2007.

SELLING SECURITYHOLDERS
     The table below supplements or amends the information in the table appearing on page 13 of the Prospectus. Where the name of a selling stockholder identified in the table below also appears in the table in the Prospectus, the information set forth in the table below regarding that selling stockholder supersedes the information in the Prospectus. The following table contains information as of July 25, 2007 with respect to the selling stockholders listed below and the principal amount of common stock beneficially owned by such selling stockholders that may be offered using this Prospectus. Information concerning the selling stockholders may change from time to time and, if necessary, we will amend or supplement the Prospectus accordingly.

	Shares		Shares
	Beneficially		Beneficially
	Owned Prior	Shares	Owned
	to the	Being	After
Name	Offering (1)	Offered	the Offering(2)
Arlene Keller	—	—	—
Joseph T. Lukens	—	—	—
Kimberly Lukens	103,880	103,880	—
St. Ursula Academy	6,410	6,410	—
(1)	The number of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose.

(2)	The table assumes that the selling stockholders sell all of their shares being offered pursuant to this Prospectus. We are unable to determine the exact number of shares that will actually be sold pursuant to this Prospectus.